SUB-ITEM 77D

The MFS Strategic Income Fund, a series of MFS Series Trust VIII, changed the asset amount in which it invests from total assets to net assets in order to meet its investment objective and as described in Post-Effective Amendment No. 21 to the Registration statement on Form N-1A (File Nos. 33-37972 and 811-5262), filed with the Securities and Exchange Commission via EDGAR on February 28, 2003 under Rule 485 under the Securities Act of 1933. Such description is hereby incorporated by reference.

The MFS Global Growth Fund, a series of MFS Series Trust VIII, changed the asset amount in which it invests from 80% to 65% of net assets in order to meet its investment objective and as described in Post-Effective Amendment No. 21 to the Registration statement on Form N-1A (File Nos. 33-37972 and 811-5262), filed with the Securities and Exchange Commission via EDGAR on February 28, 2003 under Rule 485 under the Securities Act of 1933. Such description is hereby incorporated by reference.